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                     January 10, 2024

       Ronen Tsimerman
       Chief Financial Officer
       IceCure Medical Ltd.
       7 Ha   Eshel St., PO Box 3163
       Caesarea, 3079504 Israel

       IceCure Medical Ltd.

                                                        Re: IceCure Medical
Ltd.
                                                            Annual Report on
Form 20-F filed March 29, 2023
                                                            File No. 001-40753

       Dear Ronen Tsimerman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Eric Victorson